Exhibit 23.1.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-233896-04 on Form S-3 of our report dated February 20, 2020, relating to the consolidated financial statements of Duke Energy Indiana, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Indiana, LLC for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 20, 2020